Exhibit 99.1

For information, contact:
Investors - David Oatman  281-836-7035
Media - Susan Moore  281-836-7398

EXTERRAN SELLS PREVIOUSLY NATIONALIZED VENEZUELAN ASSETS FOR APPROXIMATELY $442 MILLION

HOUSTON (Aug. 7, 2012) — Exterran Holdings, Inc. (NYSE: EXH) today announced that its Venezuelan subsidiary has completed the sale of assets nationalized in 2009 to PDVSA Gas, S.A. for total consideration of approximately $442 million. Exterran received an initial payment of approximately $177 million in cash at closing ($50 million of which will be used to repay insurance proceeds previously collected under the policy Exterran maintained for the risk of expropriation), and is due to receive the remaining principal amount of approximately $265 million in periodic cash payments through the third quarter 2016.

The net proceeds from the sale of these assets, when combined with the net proceeds of approximately $112 million from the March 2012 sale of Exterran’s Venezuelan joint venture assets which were also nationalized in 2009, total in excess of $500 million.  As previously reported with respect to the March 2012 joint venture asset sale, Exterran received $37.6 million at the closing, $4.7 million in June 2012 as an installment payment, and is due to receive the remaining approximately $70 million in periodic cash payments through the first quarter 2016.

Exterran intends to use the initial proceeds received from the sale of its Venezuelan subsidiary’s assets (net of the $50 million to repay insurance proceeds previously collected) of approximately $127 million, as well as the remaining proceeds it is due to receive from both transactions in the principal amount totaling approximately $335 million, as such proceeds are received, for the repayment of indebtedness and for general corporate purposes.

As a result of the nationalization of its Venezuelan subsidiary’s assets, Exterran recorded asset impairments during the year ended Dec. 31, 2009 totaling $329.7 million ($379.7 million excluding the insurance proceeds of $50 million).  During the year ended Dec. 31, 2009, Exterran also recognized an impairment of approximately $90 million to write off its investment in the joint ventures.

Exterran has agreed to suspend the arbitration proceeding previously filed by its Spanish subsidiary against Venezuela in connection with the nationalization of its Venezuelan subsidiary’s assets, pending payment in full by PDVSA Gas of the purchase price for these assets.  The joint ventures have agreed to suspend their previously filed arbitration proceeding against Venezuela in connection with the nationalization of the joint ventures’ assets, pending payment in full by PDVSA Gas of the purchase price for those assets.

About Exterran

Exterran Holdings, Inc. is a global market leader in full service natural gas compression and a premier provider of operations, maintenance, service and equipment for oil and natural gas production, processing and transportation applications. Exterran serves customers across the energy spectrum—from producers to transporters to processors to storage owners. Headquartered in Houston, Texas, Exterran has approximately 10,000 employees and operates in approximately 30 countries. For more information, visit www.exterran.com.

Forward-Looking Statements

All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to: statements regarding the asset sale transactions, including the proceeds expected to be received, and Exterran’s expected use of proceeds from these transactions.  These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, which are more fully described in Exterran’s Annual Report on Form 10-K for the year ended December 31, 2011, and those set forth from time to time in Exterran Holdings’ filings with the Securities and Exchange Commission, which are currently available at www.exterran.com. These risks, uncertainties and assumptions could cause actual results to differ materially from those described in the forward-looking statements. Except as required by law, Exterran expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

Source: Exterran Holdings, Inc.